Exhibit 21.1
Subsidiaries of VeraSun Energy Corporation
VeraSun Aurora Corporation
VeraSun Fort Dodge, LLC
VeraSun Charles City, LLC
VeraSun Hartley, LLC
VeraSun Marketing, LLC
VeraSun BioDiesel, LLC
VeraSun Welcome, LLC
VeraSun Granite City, LLC
VeraSun Reynolds, LLC